Exhibit 99.1

Digital Power Corporation Reports Financial Results for First Quarter 2017

Company Announces $57M in Order Backlog

Company Comments on Historic $50M MTIX Purchase Order

FREMONT, Calif., May 17, 2017, Digital Power Corporation (NYSE MKT: DPW) (hereinafter: "Digital Power" or the "Company"), a growth company seeking to increase revenues through acquisitions and organic growth, today announced its financial results for the first quarter ended March 31, 2017 and provided an investor update highlighting its major accomplishment for the quarter and the Company’s future.

Digital Power’s revenues for the first quarter 2017 were $1,628,000, a decrease of 5% from revenues of $1,713,000 for the first quarter 2016. The Company recorded an operating loss of $787,000 for the first quarter 2017 compared to an operating loss of $200,000 for the comparable 2016 period. Non-GAAP operating losses were $630,000 and $156,000 for the first quarters of 2017 and 2016, respectively. The net loss for the first quarter 2017 was $994,000 compared to the loss of $193,000 for comparable 2016 period. Non-GAAP net losses were $629,000 and $149,000 for the first quarters of 2017 and 2016, respectively. Gross margins in first quarters of 2017 and 2016 were 43.5% and 36.2% respectively. The Company raised $950,000 in new capital for the quarter ended March 31, 2017 in comparison to no capital being raised for the same quarter in 2016.

Commenting on the results, President and CEO Amos Kohn stated: “Our net loss for the first quarter of 2017 included $157,000 of stock option expenses and $208,000 of non-cash interest expenses that is primarily from our capital raising efforts and represents approximately 36% of the first quarter net loss. Excluding these non-cash related expenses, our net loss would have been $629,000 for the first quarter of 2017. While this loss may appear large to some, its magnitude was anticipated and reflects the cost of the Company to restructure and transition to the new directives and strategies borne from the Company’s change in control last year. We are pleased that the Company’s cash balance improved from the prior 2016 fourth quarter to over $1.13M and investments improved from the prior quarter to over $1.67M. We are confident in the Company’s new direction and new initiatives.”

The Company stated there were successes this quarter with the most important being awarded the largest purchase order in its history from MTIX, Ltd. On March 15, 2017, the Company reported it had received an order for $50MM over 3 years to manufacture, install and service textile treatment systems that utilize MTIX’s proprietary Multiplexed Laser Surface Enhancement (MLSE®) platform. MTIX has developed a cost-effective and environmentally friendly material synthesis technology featuring a virtual dry process and breakthrough technology for textile applications utilizing the MLSE® process which uses a combination of high voltage, high frequency electrical discharge plasma and laser energy to imbue textiles with desirable technical characteristics. The order demonstrates the Company’s production versatility while dramatically doubling the anticipated revenues for the 2017 fiscal year. The Company noted it considers the MSLE® platform disruptive sustainable technology that offers several key benefits to manufacturers including lower energy and water costs and usage. The Company believes these benefits not only make the MSLE® platform an alternative “more eco-friendly” process for fabrics and various surfaces, it will attract and drive demand from a few of the world’s largest polluting industries including textiles and clothing. The Company is working with MTIX, Ltd. to execute the purchase order and will announce timelines and other production details over the coming weeks and months, as they are available.

“We understand that the losses reported seem significant, however, we believe they were necessary to propel the Company toward the goals we have outlined for 2017. We believe the losses are not as significant as the progress the Company has made to revitalize itself. We are executing on our plan to rebuild the company, acquire new capital to support its infrastructure, its acquisition strategy and its equity listing requirement while aggressively expanding through strategic and accretive acquisitions after almost 16 years of capital stagnation and declining gross sales. The ability of the Company’s current management has been unleashed to capture and leverage the various opportunities through organic growth and through acquisition while developing new products internally. We are pleased with the leadership provided by the Company’s CEO and look forward to the remainder of 2017,” said Milton “Todd” Ault, III the Company’s Executive Chairman. Ault added, “We suggest investors note the Company has reported a current backlog of almost $57M in pending orders and anticipates a growth in this number as well over the remaining quarters of this and the following fiscal year. This backlog will be significant in the coming months as these orders are completed and revenue is recognized. The current backlog is due to a mix of new customers and new products being sold. The current 10-Q report does not include anticipated revenues from consolidation with our new acquisitions which will be reported as early as our 2nd quarter.”

The Company stated it believes its premises regarding MTIX and its acquisition strategy are supported by the recent report issued by Zacks Research. The report dated May 5, 2017 cited among several observations the importance of the MTIX order to the Company’s future. The report noted the potential for additional orders and revenues from MTIX due to the various financial and social benefits provided by the new proprietary MSLE® technology that Zacks deemed disruptive if the anticipated results are realized.

For the remainder of 2017, as previously reported, the Company is pursuing an increase in revenues by seeking to attract new customers and implementing an aggressive acquisition strategy to build upon its anticipated organic growth. In implementing this strategy, the Company has hired a number of additional personnel and consultants to assist in identifying, analyzing, negotiating and acquiring potential companies. The Company will need to continue to raise a substantial amount of capital for acquisitions and to support its infrastructure. As a result of its projected growth, its anticipated net income may not match its growth in gross revenues and may continue to experience losses through 2017 and 2018 until these acquisitions have been integrated into operations or until cost reduction and efficiency changes have been implemented.

Use of Non-GAAP Measures

This press release provides financial measures for operating loss and net loss, which exclude stock-based compensation expense, impairment expenses and amortization for acquired intangible assets, and are therefore not calculated in accordance with generally accepted accounting principles (GAAP). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance because it reflects our ongoing operational results, operating loss and net loss. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of each GAAP to non-GAAP financial measure discussed in this press release is contained in the accompanying financial tables.

About Digital Power

Headquartered in Fremont, CA, Digital Power Corporation designs, manufactures and sells high-grade customized and off-the-shelf power system solutions. Our products are used in the most demanding communications, industrial, medical and military applications where customers demand high density, high efficiency and ruggedized power solutions. The Company’s wholly owned subsidiary, Digital Power Limited which does business as Gresham Power Electronics, is based in Salisbury, UK. Digital Power's headquarters is located at 48430 Lakeview Blvd., Fremont, California, 94538; 1-877-634-0982. Website: www.digipwr.com. For Investor Relations inquiries: IR@digipwr.com or 1-888-753-2235.

Forward Looking Statements

The foregoing press release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, the Company being able to identify, acquire, and integrate new businesses and that upon completion of these acquisitions, the Company will be able to integrate their operations with the Company’s operations in order to achieve the cost savings or efficiencies anticipated, that the Company will be able to increase its revenues for the 2nd quarter, that the MTIX purchase order entered into will be completed and fulfilled by the Company, that the MTIX process will provide the anticipated environmental and social benefits, and that the Company will be able to complete the Microphase Corp. acquisition. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. More information about potential risk factors that could affect the Company’s business and financial results are included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available on the Company’s website at www.digipwr.com.

Financial Data (In thousands except for per share data)

	Three months Ended March 31,
Statement of Operations Data:	2017	2016

Revenues	$1,628	$1,713
Operating Loss	(787)	(200)
Interest income (expense)	(207)	7
Net loss	(994)	(193)
Basic net loss per share	$(0.12)	$(0.03)

	March 31, 2017	December 31, 2016
Balance Sheet

Working capital	$1,435	$1,963
Total assets	5,705	5,472
Total Liabilities	1,920	1,913
Shareholders' equity	$3,785	$3,559

Non - GAAP Financial Data & Reconciliation to GAAP (Excluding Stock option expenses, amortization of intangible intellectual property and impairments of our investments) (In thousands):

	Three Months Ended
	March 31,
	2017	2016

GAAP Gross profit	$708	$620
Stock-based compensation	1	1
Non - GAAP Gross profit	709	621

Operating expenses	(1,495)	(820)
Stock-based compensation	156	43
Non - GAAP operating expenses	(1,339)	(777)

Non - GAAP operating loss	(630)	(156)

GAAP Interest (expenses), net	(207)	7
Interest expense – debt discount	195	—
Interest expense on conversion of demand notes to common stock	13	—
Non - GAAP Interst (expenses), net	1	7

GAAP Net loss	(994)	(193)
Non - GAAP expense reductions:
Stock-based compensation	157	44
Interest expense	208	—
Non - GAAP Net loss	$(629)	$(149)